Exhibit 99.1

AOL REPORTS REVENUE GROWTH FOR THE FIRST TIME IN 8 YEARS IN Q4 2012

AOL Returns to Full Year Adjusted OIBDA Growth in 2012

AOL Operating Income Grows 24%

AOL’s 13% Global Advertising Revenue Growth Drives Total Company Revenue Growth

AOL’s Search Revenue Grows 17% Driven by Continued Growth on AOL.com

AOL’s Subscription Revenue Declines 10% Equaling Lowest Percentage Decline in 6 Years

AOL Properties Unique Visitors in Q4 Grew 6% Year-over-Year

Diluted EPS of $0.41 Compares to $0.23 in Q4 2011

AOL Paid a $5.15 per Share Special Dividend Completing the Return of $1.1Billion to Shareholders

AOL Reduced Common Shares Outstanding by 19% Year-over-Year as of December 31, 2012

AOL’s Board Authorized the Repurchase of up to $100 Million of Common Stock

***

NEW YORK – February 8, 2013 - AOL Inc. (NYSE: AOL) released fourth quarter 2012 results today.

“AOL returned to growth and generated significant value for shareholders in 2012,” said Tim Armstrong, Chairman and CEO. “AOL has strong momentum entering 2013 and is positioned to continue on our growth path by executing our strategy to build the next generation media and technology company.”

Summary Results

In millions (except per share amounts)

	Q4 2012	Q4 2011	Change	FY 2012	FY 2011	Change
Revenue
Advertising	$410.6	$363.8	13%	$1,418.5	$1,314.2	8%
Global Display	169.8	170.6	0%	575.4	573.4	0%
Search	103.6	88.4	17%	371.5	357.1	4%

AOL Properties	273.4	259.0	6%	946.9	930.5	2%
Third Party Network	137.2	104.8	31%	471.6	383.7	23%
Subscription	174.2	194.6	-10%	705.3	803.2	-12%
Other	14.7	18.4	-20%	67.9	84.7	-20%

Total revenues	$599.5	$576.8	4%	$2,191.7	$2,202.1	0%
Adjusted operating income before depreciation and amortization (OIBDA) (1)	$123.3	$133.1	-7%	$412.6	$408.7	1%
Operating income	$68.2	$54.8	24%	$1,201.9	$45.8	NM
Net income attributable to AOL Inc.	$35.7	$22.8	57%	$1,048.4	$13.1	NM
Diluted EPS	$0.41	$0.23	78%	$11.21	$0.12	NM
Cash provided by operating activities	$76.7	$99.6	-23%	$365.6	$296.0	24%
Free Cash Flow (1)	$46.3	$72.6	-36%	$245.1	$164.7	49%

(1)	See Page 10 for a reconciliation of Adjusted OIBDA and Free Cash Flow to the GAAP financial measures the Company considers most comparable.

KEY QUARTERLY TRENDS

Consolidated Revenue Trends:

•	Q4 revenue grew year-over-year for the first quarter in 8 years driven by global advertising revenue growth.

•	Global advertising revenue grew 13% year-over-year reflecting:

•	31% growth in third party network revenue.

•	17% growth in search revenue (formerly named “search & contextual”).

•	Flat global display revenue, with a 3% decline in domestic display revenue offset by continued growth in international display revenue.

•	Subscription revenue declined 10% year-over-year and monthly average churn was 1.8% in Q4 2012 compared to an 18% decline year-over-year in revenue and 2.2% monthly average churn in Q4 2011.

Consolidated Profitability Trends:

•

AOL amended its definition of Adjusted OIBDA in Q4 2012 to exclude significant special items that we do not believe are indicative of our core operating performance. These special items may positively or negatively skew analysis of our operating results in a given period. In 2012, these special items included income and expenses related to the patent transaction as well as expenses incurred related to the proxy contest.

•

Q4 2012 Adjusted OIBDA of $123.3 million excluded $13.3 million of special items including $7.1 million of patent sale and license costs, primarily related to a special year-end employee bonus related to the patent transaction, and costs associated with the acquisition of Buysight of $5.1 million. $11 million of these special items are recorded in cost of revenues and $2 million are recorded as general and administrative expenses.

•

Cost of revenues increased $29.9 million year-over-year driven by a 25%, or $20.8 million, increase in Traffic Acquisition Costs (TAC) related to 37% growth in AOL Networks (as described below) revenue and increased TAC related to our search marketing initiatives. Cost of revenue increases also reflect the impact of the special items discussed above and were partially offset by lower network related expenses.

•

General and administrative expenses grew $5.5 million in Q4 2012 versus the prior year period, which included an $8.5 million legal settlement. The increase in expenses year-over-year primarily reflects a $12 million increase in marketing expense related to the production of a number of brand campaigns across the business and brand portfolio domestically and internationally, some of which are expected to run in 2013.

•

Operating income grew year-over-year reflecting a $16.4 million increase to the original gain on the sale of our legacy access businesses in the UK and Germany, due to the release of a VAT indemnification reserve. The increase to the gain on sale had no impact on AOL’s cash flows as there was no payment made in connection with the release.

Asset, Cash & Cash Flow Trends:

•

In Q4 2012, AOL reduced its shares of common stock outstanding by an additional 14.4 million shares due to shares delivered by Barclays under the Accelerated Stock Repurchase agreement. At December 31, 2012, AOL had 76.6 million common shares outstanding, down 19% from December 31, 2011.

•

On December 14th, AOL paid a special cash dividend of $5.15 per share to shareholders of record at the close of business on December 5th, completing its commitment to return $1.1 billion to shareholders in 2012.

•

AOL had $466.6 million of cash and equivalents at December 31, 2012. Q4 cash provided by operating activities and Free Cash Flow were $76.7 million and $46.3 million, down year-over-year reflecting the timing of collections of receivables, increased marketing expenditures, acquisition related bonus and retention payments and the payment of a special year-end employee bonus as a result of the patent transaction.

•

AOL’s Board of Directors announced it authorized the Company to repurchase up to $100 million of its common stock from time-to-time over the course of the next twelve months depending on market conditions, stock price and other factors.

DISCUSSION OF SEGMENT RESULTS

In Q4 2012, AOL began to manage its business on a segmented basis, and therefore is presenting financial information for Q4 2012 and historical periods on the same basis as that reviewed by our management. Our segments are defined by the products and services they provide and by how we evaluate our business. The following are AOL’s reportable segments:

•

The Brand Group, which consists of the majority of AOL’s portfolio of distinct and unique content and service brands. The results for this segment include advertising offerings on a number of owned and operated sites, such as AOL.com, the Huffington Post, Patch, TechCrunch and MapQuest.

•

The Membership Group, which consists of offerings that serve AOL’s registered account holders, both free and paid, and are focused on delivering world-class experiences to AOL’s loyal users who rely on these AOL products and properties every day. The results for this segment include AOL’s subscription offerings and advertising offerings on Membership Group properties, such as AOL Mail, as well as from performance compensation for marketing third party products and services.

•

AOL Networks, which consists of AOL’s offerings to publishers and advertisers utilizing AOL’s Third Party Network as well as AOL Properties inventory sold by AOL Networks. The results for this segment include Advertising.com, ADTECH, Pictela, goviral and AOL On.

Additionally, AOL has a corporate and other category that includes activities that are not directly attributable or allocable to a specific segment. This category primarily consists of costs associated with broad corporate functions including legal, human resources, finance and accounting, and activities not directly attributable to a segment such as AOL Ventures, restructuring costs, tax settlements and other general business costs. In 2012, the corporate and other category also includes income from the sale and licensing of patents of $1,042 million (net of transaction costs) and patent and proxy contest expenses of $15.7 million and $8.9 million, respectively. In 2010, this category includes the $1,414.4 million goodwill impairment charge.

The following table highlights the significant products or services included in each segment:

Brand Group	Membership Group	AOL Networks	Corporate & Other
AOL.com	AIM	ADTECH	Global business support costs
AOL Autos	AOL Mail	Advertising.com	Non-core operations
AOL Music	Subscription Services	AOL On	AOL Ventures
DailyFinance	Related search revenue	goviral
Engadget	Other	Pictela
Games.com		Sponsored Listings
Huff Post Live		Other
Huffington Post
KitchenDaily
MapQuest
Moviefone
Patch
StyleList
TechCrunch
Related search revenue Other Content Brands

DISCUSSION OF SEGMENT RESULTS

	Q4’12	Q4’11	Change
	(In millions)
Revenue
Brand Group	213.2	205.5	4%
Membership Group	230.8	254.0	-9%
AOL Networks	183.5	134.4	37%
Corporate & Other	0.3	1.2	-75%
Intersegment eliminations	(28.3)	(18.3)	-55%

Total Revenue	$599.5	$576.8	4%

Adjusted OIBDA
Brand Group	8.8	13.4	-34%
Membership Group	158.7	176.7	-10%
AOL Networks	6.4	(10.7)	NM
Corporate & Other	(50.6)	(46.3)	-9%

Total Adjusted OIBDA	$123.3	$133.1	-7%

Brand Group

Brand Group revenue reflects continued growth in search revenue and international display revenue, which offsets a slight decline in domestic display revenue. Search advertising revenue grew 20% year-over-year driven by continued growth in revenue per search on AOL.com through the optimization of the consumer experience and by increased queries from marketing related efforts. Search revenue growth on AOL.com more than offset a decline in queries from cobranded portals. International display revenue in our Brand Group grew strongly driven by continued growth in Canada and the UK, but was offset by domestic display revenue declines primarily due to an increase in inventory sold through Advertising.com. Domestic display declines were partially offset by growth in reserved pricing and continued growth in the sale of video and Patch inventory. Under our segment reporting structure, Brand Group inventory sold through AOL Networks is recognized in AOL Networks with a corresponding intersegment TAC charge. An amount equal to the TAC charge, reflecting the revenue net of the margin retained by AOL Networks, is then reflected as intersegment revenue within the Brand Group.

Brand Group Adjusted OIBDA declined versus the prior year period, primarily reflecting increased investment in our editorial staff domestically and internationally, an increase in the number of front line sales representatives, particularly in video, and increased marketing expenses. These declines were partially offset by the growth in revenue discussed above and lower year-over-year Patch expenses.

Membership Group

Membership Group revenue reflects a 10% decline in subscription revenue driven by 15% fewer domestic AOL-brand access subscribers year-over-year. Subscription revenue year-over-year declines remained near multi-year lows due to a continued historically low churn rate of 1.8% and 8% year-over-year growth in domestic average monthly revenue per AOL-brand access subscriber (ARPU). Subscription revenue grew sequentially due to 4% growth in ARPU versus Q3 2012. ARPU growth continues to reflect the impact of an ongoing price rationalization program and continued improvement in our retention efforts. Membership

Membership Group continued …

Group revenue declines also reflect fewer reserved impressions sold, primarily on AOL Mail, and a shift in the sale of those impressions to Advertising.com. As is the case in the Brand Group, this revenue is recognized net of the margin retained by AOL Networks. Membership Group advertising revenue declines were partially offset by growth in search revenue.

Membership Group Adjusted OIBDA declines primarily reflect the decline in subscribers during the quarter.

AOL Networks

AOL Networks revenue increased 37% versus the prior year period, driven by 31% growth in Third Party Network revenue, which included $9.2 million in advertising revenue sold by Ad.com Japan (AOL began consolidating Ad.com Japan in Q1 2012). Third Party Network revenue reflects revenue from the sale of inventory from third party properties through Advertising.com and its growth continues to be driven by an increasing number of publishers and advertisers on the network as well as increased sales of premium packages and products. AOL Networks revenue growth also reflects an 88% increase in the sale of AOL Properties inventory sold through Advertising.com.

As a result of the growth in revenues, AOL Networks related TAC increased by 29% as compared to the prior year period. The increase in revenues net of TAC was a significant driver in the improvement of AOL Networks Adjusted OIBDA versus the prior year period. Other factors impacting AOL Networks Adjusted OIBDA included a decline in retention compensation expenses and increased year-over-year investment in higher growth areas, particularly in technology and personnel as we continue to build out the capabilities of our technology stack.

Corporate & Other

Corporate & Other Adjusted OIBDA decreased versus the prior year period due to increases in personnel expenses related to 2012 performance bonuses and increased marketing costs versus the prior year period, largely offset by continued expense reduction initiatives.

Tax

AOL had Q4 2012 pre-tax income of $67.1 million and income tax expense of $31.7 million, resulting in an effective tax rate of 47.2%. This compares to an effective tax rate of 57.7% for Q4 2011. The effective tax rate for Q4 2012 differed substantially from the statutory U.S. federal income tax rate of 35.0% primarily due to the impact of foreign losses that did not produce a tax benefit and the impact of changes in state tax rates and apportionment on AOL’s deferred tax assets. The effective tax rate in Q4 2011 differed from the statutory U.S. federal income tax rate due to the size of foreign losses relative to AOL’s pre-tax income and the unfavorable impact of restricted stock unit vesting in Q4 2011.

Cash Flow

Q4 2012 cash provided by operating activities was $76.7 million, while Free Cash Flow was $46.3 million, both declining year-over-year reflecting timing of receivable collections, increased marketing expenditures, acquisition-related bonus and retention payments in Q4 2012 and the Q4 2012 payment of a special year-end employee bonus as a result of the patent transaction.

CONSOLIDATED OPERATING METRICS

	Q4 2012	Q4 2011	Y/Y Change	Q3 2012	Q/Q Change
Subscriber Information
Domestic AOL-brand access subscribers (in thousands) (1)	2,794	3,272	-15%	2,893	-3%
ARPU (1)	$19.27	$17.87	8%	$18.47	4%
Domestic AOL-brand access subscriber monthly average churn (2)	1.8%	2.2%	-18%	1.8%	0%

Unique Visitors (in millions) (3)
Domestic average monthly unique visitors to AOL Properties	113	107	6%	111	2%
Domestic average monthly unique visitors to AOL Advertising Network	187	187	0%	186	1%

(1)

Domestic AOL-brand access subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals who are only registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL-brand access subscriber numbers presented above. ARPU is calculated as average monthly subscription revenue divided by the average monthly subscribers for the applicable period.

(2)

Churn represents the percentage of subscribers that are either terminated or cancel our services, factoring in new and reactivated subscribers. Monthly average churn is calculated as the monthly average number of terminations plus cancellations divided by the initial subscriber base plus any new registrations and reactivations for the applicable period.

(3)	See “Unique Visitor Metrics” on page 11 of this press release.

Webcast and Conference Call Information

AOL Inc. will host a conference call to discuss fourth quarter 2012 financial results on Friday, February 8, 2013, at 8:00 am ET. To access the call, parties in the United States and Canada should call toll-free (877) 556.5921 and other international parties should call (617) 597.5474. Additionally, a live webcast of the conference call, together with supplemental financial information, can be accessed through the Company’s Investor Relations website at http://ir.aol.com. In addition, an archive of the webcast can be accessed through the link above for one year following the conference call, and an audio replay of the call will be available for two weeks following the conference call by calling (888) 286.8010 and other international parties should call (617) 801.6888. The access code for the replay is 28455276.

FINANCIAL STATEMENTS

AOL Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenues:
Advertising	$410.6	$363.8	$1,418.5	$1,314.2
Subscription	174.2	194.6	705.3	803.2
Other	14.7	18.4	67.9	84.7

Total revenues	599.5	576.8	2,191.7	2,202.1
Costs of revenues	424.1	394.2	1,587.2	1,584.4
General and administrative	112.0	106.5	413.2	440.0
Amortization of intangible assets	9.6	18.5	38.2	92.0
Restructuring costs	2.4	2.8	10.1	38.3
Income from licensing of intellectual property	—	—	(96.0)	—
(Gain) loss on disposal of assets, net	(16.8)	—	(962.9)	1.6

Operating income	68.2	54.8	1,201.9	45.8
Other income (loss), net	(1.1)	(0.9)	8.2	(3.5)

Income from operations before income taxes	67.1	53.9	1,210.1	42.3
Income tax provision	31.7	31.1	162.4	29.2

Net income	$35.4	$22.8	$1,047.7	$13.1
Net (income) loss attributable to noncontrolling interests	0.3	—	0.7	—

Net income attributable to AOL Inc.	$35.7	$22.8	$1,048.4	$13.1

Per share information attributable to AOL Inc. common stockholders:

Basic net income per common share	$0.43	$0.23	$11.51	$0.13

Diluted net income per common share	$0.41	$0.23	$11.21	$0.12

Shares used in computing basic income per common share	83.7	97.1	91.1	104.2

Shares used in computing diluted income per common share	88.1	98.6	93.5	106.0

Cash dividends paid per common share	$5.15	$—	$5.15	$—

Depreciation expense by function:
Costs of revenues	$30.3	$32.8	$126.5	$142.0
General and administrative	2.8	3.0	12.2	18.9

Total depreciation expense	$33.1	$35.8	$138.7	$160.9

Equity-based compensation by function:
Costs of revenues	$5.3	$4.4	$18.9	$16.2
General and administrative	5.9	6.4	20.6	26.3

Total equity-based compensation	$11.2	$10.8	$39.5	$42.5

Retention compensation expense related to acquired companies by function: (1)
Costs of revenues	$2.6	$6.2	$12.1	$34.0
General and administrative	0.1	0.1	0.2	1.2

Total retention compensation expense related to acquired companies	$2.7	$6.3	$12.3	$35.2

Traffic Acquisition Costs (included in costs of revenues)	$104.1	$83.3	$356.9	$305.5

(1)

These amounts relate to incentive cash compensation arrangements with employees of acquired companies made at the time of acquisition. Incentive compensation amounts are recorded as retention compensation expense over the future service period of the employees of the acquired companies.

AOL Inc.

Consolidated Balance Sheets

(In millions, except per share amounts)

	December 31,	December 31,
	2012	2011
	(unaudited)
Assets

Current assets:
Cash and equivalents	$466.6	$407.5
Accounts receivable, net of allowances of $6.6 and $8.3, respectively	351.9	311.5
Prepaid expenses and other current assets	29.2	36.9
Deferred income taxes, net	40.6	53.7

Total current assets	888.3	809.6
Property and equipment, net	478.3	505.2
Goodwill	1,084.1	1,064.0
Intangible assets, net	133.2	135.2
Long-term deferred income taxes, net	148.1	259.2
Other long-term assets	65.3	51.8

Total assets	$2,797.3	$2,825.0

Liabilities and Equity

Current liabilities:
Accounts payable	$77.3	$74.9
Accrued compensation and benefits	151.4	152.8
Accrued expenses and other current liabilities	174.1	171.6
Deferred revenue	57.8	70.9
Current portion of obligations under capital leases	49.6	44.6

Total current liabilities	510.2	514.8
Long-term portion of obligations under capital leases	56.3	66.2
Long-term deferred income taxes	5.8	3.5
Other long-term liabilities	73.8	67.9

Total liabilities	646.1	652.4

Redeemable noncontrolling interest	13.4	—

Equity:
Common stock, $0.01 par value, 110.1 million shares issued and 76.6 million shares outstanding as of December 31, 2012 and 107.0 million shares issued and 94.3 million shares outstanding as of December 31, 2011	1.1	1.1
Additional paid-in capital	3,457.5	3,422.4
Accumulated other comprehensive income (loss), net	(294.1)	(287.5)
Accumulated deficit	(188.0)	(789.8)
Treasury stock, at cost, 33.5 million shares at December 31, 2012 and 12.7 million shares at December 31, 2011	(838.4)	(173.6)

Total stockholders’ equity	2,138.1	2,172.6
Noncontrolling interest	(0.3)	—

Total equity	2,137.8	2,172.6

Total liabilities, redeemable noncontrolling interest and equity	$2,797.3	$2,825.0

AOL Inc.

Consolidated Statements of Cash Flows

(In millions)

	Years Ended December 31,
	2012	2011
	(unaudited)
Operating Activities

Net income	$1,047.7	$13.1
Adjustments for non-cash and non-operating items:
Depreciation and amortization	176.9	252.9
Asset impairments and write-offs	6.1	7.6
(Gain) loss on step acquisitions and disposal of assets, net	(975.5)	1.6
Equity-based compensation	39.5	42.5
Deferred income taxes	124.1	23.3
Other non-cash adjustments	(2.6)	2.4
Changes in operating assets and liabilities, net of acquisitions
Receivables	(33.4)	12.2
Accrued expenses	3.4	(29.2)
Deferred revenue	(12.7)	(24.0)
Other balance sheet changes	(7.9)	(6.4)

Cash provided by operating activities	365.6	296.0

Investing Activities

Investments and acquisitions, net of cash acquired	(32.0)	(377.9)
Proceeds from disposal of assets, net	952.3	4.7
Capital expenditures and product development costs	(64.9)	(82.3)

Cash provided (used) by investing activities	855.4	(455.5)

Financing Activities
Repurchase of common stock	(698.7)	(173.6)
Principal payments on capital leases	(55.6)	(49.0)
Tax withholdings related to net share settlements of restricted stock units	(7.6)	(0.4)
Decrease (increase) in cash collateral securing letters of credit	0.3	(12.8)
Proceeds from exercise of stock options	35.2	1.0
Cash dividends paid	(434.4)	—

Cash used by financing activities	(1,160.8)	(234.8)

Effect of exchange rate changes on cash and equivalents	(1.1)	—

Increase (decrease) in cash and equivalents	59.1	(394.3)

Cash and equivalents at beginning of period	407.5	801.8

Cash and equivalents at end of period	$466.6	$407.5

SUPPLEMENTAL INFORMATION – UNAUDITED

Items impacting comparability: The following table represents certain items that impacted the comparability of net income attributable to AOL Inc. for the three and twelve months ended December 31, 2012 and 2011 (In millions, except per share amounts):

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Restructuring costs	$(2.4)	$(2.8)	$(10.1)	$(38.3)
Equity-based compensation expense	(11.2)	(10.8)	(39.5)	(42.5)
Asset impairments and write-offs	(3.1)	(2.5)	(6.1)	(7.6)
Gain (loss) on disposal of assets, net (1)	17.6	0.6	964.2	(0.4)
Costs related to proxy contest	(0.1)	—	(8.9)	—
Costs related to patent sale and return of proceeds to shareholders	(7.1)	—	(15.7)	—
Income from licensing of intellectual property	—	—	96.0	—
Tax, legal and other settlements	(1.0)	(8.5)	(8.6)	(8.5)
Acquisition-related costs (2)	(5.1)	—	(5.1)	(12.0)
Gain on consolidation of Ad.com Japan (3)	—	—	10.8	—
Retention compensation expense related to acquired companies (4)	(2.7)	(6.3)	(12.3)	(35.2)
Other items impacting comparability	—	—	—	(0.7)

Pre-tax impact	(15.1)	(30.3)	964.7	(145.2)

Income tax impact (5)	2.5	10.1	(46.3)	48.3

After-tax impact	(12.6)	(20.2)	918.4	(96.9)
Income tax benefit related to worthless stock deduction	—	—	—	7.1

After-tax impact of items impacting comparability of net income	$(12.6)	$(20.2)	$918.4	$(89.8)

Impact per basic common share	$(0.15)	$(0.21)	$10.08	$(0.86)

Impact per diluted common share	$(0.14)	$(0.20)	$9.82	$(0.85)

Effective tax rate (6)	39.2%	39.0%	39.2%	39.0%

(1)

Gain on disposal of assets for the three months ended December 31, 2012 relates primarily to the release of a VAT indemnification liability reserve associated with the sales of our German and UK access businesses in 2006 and 2007. The statute of limitations on this indemnification expired on December 31, 2012. For the twelve months ended December 31, 2012, gain on disposal of assets also includes the gain on the sale of the patents of $946.1 million in the second quarter of 2012.

(2)

Acquisition-related costs for the three and twelve months ended December 31, 2012 includes approximately $4.7 million related to a bonus paid to employees of an acquired company and accounted for as compensation expense.

(3)

During the three months ended March 31, 2012, AOL purchased an additional interest in a joint venture, Ad.com Japan, and gained control of the board and day-to-day operations of the joint venture. As a result, beginning in February 2012, AOL consolidated the results of Ad.com Japan and upon closing of the transaction, AOL recorded a noncash gain of approximately $10.8 million related to our pre-existing investment in Ad.com Japan.

(4)

These amounts relate to incentive cash compensation arrangements with employees of acquired companies made at the time of acquisition. Incentive compensation amounts are recorded as retention compensation expense over the future service period of the employees of the acquired companies. For tax purposes, a portion of these costs are treated as additional basis in the acquired entity and are not deductible until disposition of the acquired entity.

(5)

The income tax impact for the gain on consolidation of Ad.com Japan, licensing of intellectual property and gain on sale of patents is calculated by using the actual tax expense for the transactions. The income tax impact for all remaining items is calculated by applying the normalized annual effective tax rate to deductible items. Items that are not deductible include a portion of the retention compensation expense, discussed above.

(6)	For the three and twelve months ended December 31, 2012 and 2011, the effective tax rates were calculated based on AOL’s normalized annual effective tax rates for 2012 and 2011, respectively.

AOL Inc.

Reconciliation of Adjusted OIBDA to Operating Income and Free Cash Flow to Cash Provided by Operating Activities

(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011

Operating income	$68.2	$54.8	$1,201.9	$45.8

Add: Depreciation	33.1	35.8	138.7	160.9

Add: Amortization of intangible assets	9.6	18.5	38.2	92.0

Add: Restructuring costs	2.4	2.8	10.1	38.3

Add: Equity-based compensation	11.2	10.8	39.5	42.5

Add: Asset impairments and write-offs	3.1	2.5	6.1	7.6

Add: Losses/(gains) on disposal of assets, net	(17.6)	(0.6)	(964.2)	0.4

Add: Special items (1)	13.3	8.5	(57.7)	21.2

Adjusted OIBDA	$123.3	$133.1	$412.6	$408.7

Cash provided by operating activities	$76.7	$99.6	$365.6	$296.0

Less: Capital expenditures and product development costs	15.9	14.4	64.9	82.3

Less: Principal payments on capital leases	14.5	12.6	55.6	49.0

Free Cash Flow	$46.3	$72.6	$245.1	$164.7

(1)	Special items for the three months ended December 31, 2012 include costs related to the patent sale of $7.1 million (including a year-end employee bonus as a result of the patent transaction) and acquisition-related costs of $5.1 million. Special items for the twelve months ended December 31, 2012 also include patent licensing income of $96.0 million and additional costs related to the patent sale of $8.6 million, as well as proxy contest costs of $8.9 million and the Virginia tax settlement of $7.6 million. Special items for the three months ended December 31, 2011 relate to a legal settlement, and special items for the twelve months ended December 31, 2011 also include acquisition-related costs of $12.0 million.

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the financial measures Adjusted OIBDA and Free Cash Flow, both of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of restructuring costs, noncash equity-based compensation, gains and losses on all disposals of assets (including those recorded in costs of revenues), noncash asset impairments and write-offs and special items. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of noncash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations, asset impairments and write-offs, as well as the effect of restructurings, gains and losses on asset sales and special items, which we do not believe are indicative of our core operating performance. We exclude the impacts of equity-based compensation to allow us to be more closely aligned with the industry and analyst community. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business or the current or future expected cash expenditures for restructuring costs. The Adjusted OIBDA measure also does not include equity-based compensation, which is and will remain a key element of our overall long-term compensation package. Moreover, the Adjusted OIBDA measures do not reflect gains and losses on asset sales, impairment charges and write-offs related to goodwill, intangible assets and fixed assets or special items which impact our operating performance. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Free Cash Flow. We define Free Cash Flow as cash provided by operating activities, less capital expenditures, product development costs and principal payments on capital leases. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after capital expenditures, capitalized product development costs and principal payments on capital leases, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate the performance of AOL Properties. In addition, we utilize unique visitor numbers to evaluate the reach of the AOL Advertising Network, which includes both AOL Properties and the Third Party Network. Unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. The source for our unique visitor information is a third party (comScore Media Metrix, or “Media Metrix”). While we are familiar with the general methodologies and processes that Media Metrix uses in estimating unique visitors, we have not performed independent testing or validation of Media Metrix’s data collection systems or proprietary statistical models, and therefore we can provide no assurance as to the accuracy of the information that Media Metrix provides.

Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 8:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended December 31, 2011 (the “Annual Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Achieving our business and financial objectives, including improved financial results and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” section contained in the Annual Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) potential fluctuation in market valuations associated with our cash flows and revenues; 3) the impact of significant acquisitions, dispositions and other similar transactions; 4) our ability to attract and retain key employees; 5) any negative unintended consequences of cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 6) market adoption of new products and services; 7) our ability to attract and retain unique visitors to our properties; 8) asset impairments; and 9) the impact of “cyber-warfare” or terrorist acts and hostilities.

About AOL

AOL Inc. (NYSE: AOL) is a brand company, committed to continuously innovating, growing, and investing in brands and experiences that inform, entertain, and connect the world. The home of a world-class collection of premium brands, AOL creates original content that engages audiences on a local and global scale. We help marketers connect with these audiences through effective and engaging digital advertising solutions.

From time to time, we post information about AOL on our investor relations website (http://ir.aol.com) and our official corporate blog (http://blog.aol.com).

Contacts:

AOL Investor Relations

Eoin Ryan

212-206-5025

Eoin.Ryan@teamaol.com

AOL Corporate Communications

Caroline Campbell

212-606-4772

c.campbell@teamaol.com

AOL Inc.

770 Broadway, New York, NY, 10003

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